Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results For The Second Quarter

    CARLSTADT, N.J.--(BUSINESS WIRE)--Nov. 17, 2004--Tel-Instrument Electronics Corp ("TEL" or the "Company") today announced its consolidated financial results for the three and six month periods ended September 30, 2004. The three and six month periods ended September 30, 2004 include the results of Innerspace Technology, Inc.
(ITI), acquired by the Company in January 2004, but are not included in the results for the three and six month periods ended September 30, 2003.



                         Three Months Ended       Six Months Ended
                            September 30,           September 30,
                         2004        2003        2004          2003
                         -----       -----      ------        -----
Sales                $2,238.950   2,616,716   $5,051,750    5,674,622
Net Income (Loss)
 Before Taxes          (131,777)    205,409      (44,260)     675,621
Provision (Benefit)
 For Taxes              (52,644)     81,642      (17,681)     269,911
Net Income (Loss)    $  (79,133)    123,767   $  (26,579)     405,710
Net Income (Loss) Per
 Share, Diluted          ($0.04)      $0.06       ($0.01)       $0.18
Weighted Average
 Shares Outstanding,
 Diluted              2,144,301   2,202,281    2,144,237    2,199,435


    As previously reported, sales and operating income declined in the first six months of fiscal year 2005, because of delays in deliveries under existing contracts, and the award of new contracts, and as a result of planned increased marketing and development costs for ITI. In September, the Company received a $1,600,000 contract to supply T-36M ramp test sets to the Army National Guard. Delivery of all units under this contract is expected to be completed during the current fiscal year

    Investment in new product development continues for both avionics and ITI's marine systems in order to meet the expected customer needs and to remain as leaders in the respective industries. For the avionics division, TEL continues its work on the next generation of IFF (Identification, Friend or Foe) test sets in anticipation of U.S. and NATO requirements for more sophisticated IFF testing. The Company anticipates that most of the AN/APM-480's, previously sold, will be returned and modified, in the future, to accommodate more sophisticated IFF testing. Although there is no assurance that the Company will receive any such modification contracts, TEL believes that it is well positioned to obtain such contracts. For marine systems, engineering expenditures include improvements to its tide gauge, and upgrading its sounders with a new Windows operating system which will allow for further improvements to these instruments. The Company has been active in responding to requests for quotation for new government programs, which will award new test equipment contracts, and is currently in the process of submitting proposals for large government programs. Active pursuit of opportunities in both the commercial and government avionics and marine systems markets, both domestically and internationally, continues, along with its efforts with Semaphore Capital Advisors LLC to pursue growth through acquisitions and alliances of compatible businesses or technologies.

    The Annual Meeting of Shareholders will be held on December 8, 2004. The meeting will be at the Company's facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m.

    This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

    Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

    Innerspace Technology, Inc. (www.innerspacetechnology.com), a division of the Company, designs, manufactures and distributes a variety of shipboard and underwater instruments to support hydrographers, oceanographers, researchers, engineers, geophysicists, and surveyors worldwide.

    The Company's stock is traded in the American Stock Exchange under the symbol TIK.

    CONTACT: Tel-Instrument Electronics Corp
             Mr. Joseph P. Macaluso, 201-933-1600